EXHIBIT 10.1

MEMBERSHIP interest PURCHASE AGREEMENT

DATED AS OF NOVEMBER 14, 2022

BY AND BETWEEN

dOLPHIN ENTERTAINMENT, INC.,

SOCIAL MIDCO, LLC,

NSL VENTURES, LLC

And solely with respect to the provisions noted herein,

NSL MEDIA, INC. and SAWYER MEDIA LLC

Exhibits
Exhibit A	Illustrative Working Capital Calculation
Exhibit B	Current Assets and Current Liabilities
Exhibit C	General Release
Exhibit D	Promissory Note
Exhibit E	2022 EBITDA Example Calculation

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 14, 2022, by and between Dolphin Entertainment, Inc., a Florida corporation (“Parent”), Social MidCo, LLC, a Delaware limited liability company (“Purchaser”), NSL Ventures, LLC, a Delaware limited liability company (“Seller”), and for the purposes of Section 7.8 and Article VIII, NSL Media, Inc., a Delaware corporation and Sawyer Media LLC, a Delaware limited liability company (together, the “Seller Parties”). Purchaser, Seller and Seller Parties are each hereinafter referred to as a “Party”, and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Seller owns all the issued and outstanding membership interests (the “Membership Interests”), of Socialyte, LLC, a Delaware limited liability company (the “Company”), comprising 100% of the issued and outstanding Equity Interests in the Company;

WHEREAS, the Company owns and operates an influencer marketing agency (the “Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests in consideration for cash and shares of Parent’s common stock, par value $0.015 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, “Dolphin Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereby, intending to be legally bound, agree as follows:

Article I.
Defined Terms

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“2022 EBITDA” means the EBITDA of the Business, as determined in accordance with GAAP from the audited financial statements of the Seller and the Purchaser for the respective periods pre- and post-Closing, for the year ended December 31, 2022.

“Affiliate” and “Affiliated” means, with respect to any specified Person: (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Person, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

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“Authority” means any governmental, regulatory, or administrative body, agency, commission, department, bureau, instrumentality, tribunal, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

“Books and Records” means all minute books, corporate records, books of account and accounting records of the Company, and listings of (i) all bank accounts, investment accounts and lock boxes maintained by the Company that references the names and addresses of the financial institutions where they are maintained and (ii) the names of all Persons that are registered with such financial institutions as authorized signatories to operate such bank accounts, investment accounts and lock boxes.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means all cash and cash equivalents of the Company (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (i) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (ii) all escrowed cash or other restricted cash balances, including security deposits under leases).

“Closing Seller Cash Consideration” means an amount of cash equal to $5,000,000, payable to Seller on the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Company IT Systems” means all Software, computers, computer hardware, screens, servers, workstations, routers, hubs, switches, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company’s Knowledge” means the knowledge, after due inquiry, of each of, Marc Luzzatto and Evan Luzzatto.

“Contracts” means all contracts, options, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, obligations, commitments and arrangements, whether written or oral, express or implied, in each case as amended from time to time.

“Current Assets” means the total of the Company’s current assets, which current assets shall include only the line items set forth on Exhibit B under the heading “Current Assets” and no other assets, which for the avoidance of doubt shall exclude Cash.

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“Current Liabilities” means the total of the Company’s current liabilities, which current liabilities shall include only the line items set forth on Exhibit B under the heading “Current Liabilities” and no other liabilities.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Company IT Systems or any Business data: (i) the Company’s own rules, policies, and procedures; (ii) all applicable laws, rules and regulations relating to privacy, data protection, or data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use and disposal of Personal Data; (iii) industry standards applicable to the industry in which the Business operates; and (iv) Contracts into which the Company has entered or by which it is otherwise bound.

“Disclosure Schedule” means the Disclosure Schedule dated as of the Closing Date and delivered by Seller or Purchaser, as applicable, concurrently with the execution and delivery of this Agreement.

“Dolphin Common Stock Price” means $3.714 per share.

“Employee Plans” means each written or oral: employee benefit plan, agreement, program, policy and commitment (including “employee benefit plans” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, termination, retention, consulting, change-of-control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans, agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or to which any the Company makes or is required to make contributions or under which the Company has or could reasonably be expected to have any direct or indirect liability, contingent or otherwise.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is, or was at the relevant time, treated as a single

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employer under Sections 3(5) or 40001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Liability” means any Liability of the Company under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis, as a result of the Company being treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder, with respect to any other Person.

“FFCR Act” means the Families First Coronavirus Response Act.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof consistently applied.

“Indebtedness” means, with respect to any Person, without duplication (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture or other debt instrument, (c) obligations under any interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments, (d) capital lease obligations recorded in accordance with GAAP, (e) customer deposits, (f) amounts owing as deferred purchase price for any assets, including contingent payments, incentives or earn-outs (or any similar obligations), (g) any accrued interest, premiums, penalties, “breakage costs,” redemption fees, requirement to pay early, or other termination fees with respect to any of the foregoing types of obligations, (h) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdrafts and similar charges, (i) guarantee or assumption of any such indebtedness described in clauses (a) through (h) above or any debt securities of another Person, and (j) any “keep well” or other similar agreement that requires a Person to maintain any financial statement condition of another Person. Notwithstanding the foregoing, for purposes of calculating Final Indebtedness, Closing Indebtedness and Estimated Indebtedness, “Indebtedness” shall not include any Current Liabilities to the extent included in Working Capital.

“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification under Article VII to another Person.

“Independent Accountant” means a nationally or regionally recognized accounting firm selected by mutual agreement of Purchaser and Seller that has not performed accounting, Tax or auditing services for Purchaser, Seller, the Company or any of their respective Affiliates during the past three years.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all

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applications, registrations, renewals and extensions thereof (and any embodiments thereof, e.g., graphics files or logo designs), (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) Software, (v) all trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (vi) all Internet addresses, sites, social media accounts and identifiers, domain names and numbers, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) any other intellectual property and proprietary rights of any kind, nature or description, and (ix) any copies of tangible embodiments thereof (in whatever form or medium).

“IP Agreements” means all agreements concerning Intellectual Property or Company IT Systems assets related to, or used in, the Business, including (a) licenses of Owned Intellectual Property by the Company or Seller to third parties, (b) licenses of Intellectual Property by third parties to the Seller, (c) agreements between the Company or Seller and third parties relating to the development or use of Owned Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet websites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any administrative, judicial, or legislative code, finding, law, interpretation, ordinance, policy statement, proclamation, regulation, requirement, rule, statute, or writ of any Authority or the common law.

“Legal Action” means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), subpoenas, requests for material information by or pursuant to the order of any Authority, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liability” means any and all Indebtedness, liabilities, commitments, loss, damage, penalties, Taxes, expenses (including attorney’s fees and costs of investigation) or obligations, of any kind whatsoever, whether asserted or unasserted, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Action or Order, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Licensed Intellectual Property” means Intellectual Property that the Company or Seller license or is authorized to use pursuant to the IP Agreements.

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“Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; rights of first refusal or rights of first offer, any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation.

“Losses” means losses, damages, Liabilities, deficiencies, Legal Actions, judgments, interest, awards, penalties, fines, lost profits, or diminution in value, costs or expenses of whatever kind, including attorneys’ and accounting fees and expenses.

“Material Adverse Effect” means any effect or change that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, operations or conditions (financial or otherwise) of the Company or the Business, as context may require, taken as a whole, or on the ability of Seller to consummate the transactions contemplated herein; provided, however, that a Material Adverse Effect shall not include any such effects or changes to the extent resulting from (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which the Company or the Business operates as a whole, (ii) the announcement or disclosure of the transactions contemplated herein effected in accordance with the terms of this Agreement, (iii) any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom), (iv) any pandemic, (v) general economic, regulatory or political conditions in North America, (vi) changes in accounting rules, (vii) changes in the North American debt or securities markets, (viii) military action or any act or credible threat of terrorism, (ix) changes in currency exchange rates or commodities prices, (x) changes in Law, (xi) compliance with the terms of this Agreement, (xii) any act or omission of the Company or the Business taken with the prior consent of, or at the request of, Purchaser, or (xiii) any failure of the Company or the Business to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect); provided, further, that the exclusions provided in clauses (i)-(x) shall not apply to the extent the Company is disproportionately adversely affected by any event relative to other participants in the industries in which the Company generally operates.

“Minimum Operating Cash” means $251,315 in Cash.

“Multiemployer Plan” means (i) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) any “multiple employer plan” within the meaning of the Code or ERISA.

“Orders” means any writ, order, judgment, injunction, decree, ruling or consent, whether temporary, preliminary or permanent, of or by an Authority.

“Organizational Documents” means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital or equity interests, with respect to a Person that is a partnership, its

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agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

“Owned Intellectual Property” means the Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from any Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Estimated Closing Statement; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) liens for Indebtedness reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing; and (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means any natural person, corporation, association, partnership, organization, business, limited liability company, firm, trust, joint venture, unincorporated organization or any other entity or organization, including an Authority.

“Personal Data” means information related to an identified or identifiable individual or device (such as name, street address, telephone number, e-mail address, financial account number, social security number, customer or account number, government-issued identifiers, online identifiers and any other data used or intended to be used to directly or indirectly identify, contact or precisely locate a person or device).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (i) any and all Taxes of the Company for any Pre-Closing Tax Period, (ii) any and all Taxes of the Seller (including, capital gains Taxes arising as a result of the transactions contemplated by this Agreement and any withholding Taxes imposed on any payment to Seller pursuant to this Agreement) or any of its Affiliates (excluding the Company and its Subsidiaries) for any Tax period, (iii) any Taxes for which the Company or any of its Subsidiaries (or any predecessor for the foregoing) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iv) any Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction

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consummated on or prior to the Closing, and (v) any Transfer Taxes for which the Seller is responsible for pursuant to Section 6.2(c).

“Purchaser Indemnitees” means Purchaser, its Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, successors and assigns, and the term “Purchaser Indemnitee” means any one of the foregoing Purchaser Indemnitees.

“Related Party Transaction” means any Contract, agreement, arrangement or understanding between or among the Company or Seller, on the one hand, and any Affiliates of Seller or the Company, on the other hand.

“Representatives” means a Party’s Affiliates, officers, managers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” means Seller, its Affiliates and their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, and their respective successors and assigns, and the term “Seller Indemnitee” means any one of the foregoing the Seller Indemnitees.

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Stock Consideration” means the Closing Stock Consideration and the Earn-Out Stock Consideration, if any.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $0.

“Tax Return” means all returns, consolidated or otherwise (including estimated returns, information returns, disclosures, elections, designations, reports, claims for refund, statements, declarations, withholding returns and any other forms or reports) or any other document required

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to be filed with or submitted to a taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), escheat, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like or similar assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Transaction Documents” means this Agreement and any and all other agreements, instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

“Transaction Expenses” means any fees, costs and expenses, whether accrued for or not, incurred by Seller, the Company or their Representatives, or subject to reimbursement by the Company, in each case in connection with the transactions contemplated hereby and by the other Transaction Documents (whether incurred prior to or after the date hereof) and not paid by the Company, Seller or otherwise prior to the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, severance, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or in connection with the transactions contemplated hereby; (d) the employer portion of any employment taxes (e.g., FICA) imposed on payments described in clause (c); (e) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated hereby; and (f) any financing termination or amendment fees or other amounts payable by the Company under the Closing Indebtedness.

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, calculated in accordance with the Working Capital Calculation.

“Working Capital Calculation” means the sample calculation of Working Capital for illustrative purposes set forth on Exhibit A.

Section 1.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

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Term	Location
“2022 Earn-Out”	Section 2.2(a)
“ACA”	Section 4.14(i)
“Agreement”	Preamble
“Annual Financial Statements”	Section 4.5(a)
“Business”	Recitals
“Claim”	Section 7.5(a)
“Claim Notice”	Section 7.5(a)
“Closing”	Section 2.5(a)
“Closing Balance Sheet”	Section 2.4(a)
“Closing Cash”	Section 2.4(a)
“Closing Cash Consideration”	Section 2.2(a)
“Closing Cash Consideration Adjustment”	Section 2.4(e)
“Closing Date”	Section 2.5(a)
“Closing Indebtedness”	Section 2.4(a)
“Closing Stock Consideration”	Section 2.2(a)
“Closing Transaction Expenses”	Section 2.4(a)
“Closing Working Capital”	Section 2.4(a)
“Company”	Recitals
“Direct Claim”	Section 7.5(a)
“Dolphin Common Stock”	Recitals
“Earn-Out Stock Consideration”	Section 2.2(a)
“Estimated Cash”	Section 2.3(a)
“Estimated Closing Balance Sheet”	Section 2.3(a)
“Estimated Closing Statement”	Section 2.3(a)
“Estimated Indebtedness”	Section 2.3(a)
“Estimated Transaction Expenses”	Section 2.3(a)
“Estimated Working Capital”	Section 2.3(a)
“Exchange Act”	Section 3.5(f)
“Final Cash”	Section 2.4(d)
“Final Closing Balance Sheet”	Section 2.4(d)
“Final Indebtedness”	Section 2.4(d)
“Final Transaction Expenses”	Section 2.4(d)
“Final Working Capital”	Section 2.4(d)
“Financial Statements”	Section 4.5(a)
“Fundamental Representations”	Section 7.1(a)
“HCERA”	Section 4.14(i)
“Health Care Reform Laws”	Section 4.14(i)
“Health Plan”	Section 4.14(i)
“Indemnified Party”	Section 7.5(a)
“Independent Accountant Fees”	Section 2.4(c)
“Initial Closing Statement”	Section 2.4(a)
“Interim Financial Statements”	Section 4.5(a)
“Latest Balance Sheet”	Section 4.5(a)
“Latest Balance Sheet Date”	Section 4.5(a)
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“Leased Real Property”	Section 4.9(b)
“Liability Cap”	Section 7.4(a)
“Material Contracts”	Section 4.6(a)
“Membership Interests”	Recitals
“Parent”	Recitals
“Parent Guaranteed Obligations”	Section 2.8(a)
“Parties”	Preamble
“Promissory Note”	Section 2.2(a)
“Purchase Price”	Section 2.2(a)
“Purchaser”	Preamble
“Purchaser Basket”	Section 7.4(b)
“Purchaser’s Position”	Section 2.4(c)
“Real Property Lease”	Section 4.9(b)
“Receivables”	Section 4.16
“Restricted Period”	Section 6.5(b)
“Sale Stock Consideration”	Section 2.2(a)
“Securities Laws”	Section 3.3
“Seller”	Recitals
“Seller Parties”	Recitals
“Seller Basket”	Section 7.4(a)
“Seller’s Objection”	Section 2.4(b)
“Seller’s Position”	Section 2.4(c)
“Straddle Period”	Section 6.2(d)
“Territory”	Section 6.5(a)
“Third-Party Claims”	Section 7.5
“Transfer Taxes”	Section 6.2(c)
“Working Capital Stock Consideration”	Section 2.2(a)

Section 1.3 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the

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relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever this Agreement provides that documents have been “delivered” or “made available” to Purchaser, such documents have been posted in a virtual data room for access by Purchaser or otherwise delivered to Purchaser or its Representatives.

Article II.
Purchase and Sale of the Membership Interests

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase the Membership Interests from Seller, and Seller shall sell, assign, transfer, convey and deliver the Membership Interests to Purchaser, free and clear of all Liens, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price; Manner and Payment of Purchase Price; Fractional Shares. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Membership Interests shall comprise the following:

(a) Purchase Price. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Membership Interests (collectively, the “Purchase Price”) shall comprise the following:

(i) the Closing Seller Cash Consideration (adjusted as follows):

(A) minus, the amount (if any) by which the Minimum Operating Cash exceeds the Estimated Cash;

(B) plus, the amount (if any) by which the Estimated Cash exceeds the Minimum Operating Cash;

(C) minus, the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, calculated in accordance with the Working Capital Calculation;

(D) minus, the Estimated Transaction Expenses;

(E) minus, the Estimated Indebtedness;

(the result of the calculation in this clause (a)(i), the “Closing Cash Consideration”);

(ii) a number of shares of Dolphin Common Stock issuable to Seller on the Closing Date equal to $5,000,000 divided by the Dolphin Common Stock Price (the “Sale Stock Consideration”);

(iii) 685,234 shares of Dolphin Common Stock issuable to Seller on the Closing Date which is equal to the amount by which the Estimated Working Capital,

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calculated in accordance with the Working Capital Calculation, exceeds the Target Working Capital (the “Working Capital Stock Consideration” and together with the Sale Stock Consideration, the “Closing Stock Consideration”);

(iv) a promissory note from Purchaser payable to the Seller in the amount of $3,000,000 in the form set forth as Exhibit D hereto (the “Promissory Note”);

(v) up to an additional $5,000,000, to be paid in cash and in shares of Dolphin Common Stock (such shares, the “Earn-Out Stock Consideration”) valued at the Dolphin Common Stock Price, the division of which will be determined by Purchaser, in its sole discretion, at the time of payment (but in no event will be less than 25% in Dolphin Common Stock) to be paid within 15 days of the completion of the 2022 audited financial statements of the Purchaser, but in no event later than May 31, 2023, if 2022 EBITDA is in excess of $2,000,000, at the rate of twelve dollars and fifty cents of earn-out for each dollar that 2022 EBITDA is in excess of $2,000,000, up to a maximum earn-out payment of $5,000,000 (the “2022 Earn-Out”). An example of the 2022 Earn-Out is set forth on Exhibit E hereto.

Section 2.3 Estimate of Closing Cash Consideration.

(a) Seller has prepared and at least two Business Days prior to the date hereof delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) Seller’s reasonable, good faith estimate of Cash as of the close of business on the Closing Date (the “Estimated Cash”), (ii) Seller’s reasonable, good faith estimate of the Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Estimated Working Capital”), (iii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Estimated Indebtedness”), (iv) Seller’s reasonable, good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), including final invoices from legal and financial advisors to be paid by the Company at the Closing, (v) Seller’s calculation of the Closing Cash Consideration in accordance with Section 2.2(a)(i), and (vi) an unaudited, consolidated balance sheet of the Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement to occur at Closing (the “Estimated Closing Balance Sheet”). The Estimated Closing Statement (including the Estimated Cash, the Estimated Working Capital, the Estimated Indebtedness, the Estimated Transaction Expenses and the Estimated Closing Balance Sheet) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(b) Following receipt of the Estimated Closing Statement, Seller shall permit Purchaser and its Representatives at all reasonable times and upon reasonable notice to review Seller’s and the Company’s working papers prepared by Seller or its accountants relating to the calculation and preparation of the Estimated Cash, the Estimated Working Capital, the Estimated Indebtedness, Estimated Transaction Expenses and the Estimated Closing Balance Sheet, as well as the Company’s accounting books and records relating thereto, and Seller shall make reasonably available its Representatives (if any) responsible for the preparation of the Estimated Closing Statement in order to respond to the inquiries of Purchaser and its Representatives.

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Section 2.4 Post-Closing Consideration Adjustment.

(a) As soon as practicable but in no event more than 180 days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) setting forth (i) Purchaser’s determination of Cash as of the close of business on the Closing Date (the “Closing Cash”), (ii) Purchaser’s determination of the Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Closing Working Capital”), (iii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Closing Indebtedness”), (iv) all Transaction Expenses (the “Closing Transaction Expenses”), (v) Purchaser’s calculation of the Closing Cash Consideration in accordance with Section 2.2(a)(i) and (vi) an unaudited, consolidated balance sheet of Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement to occur at Closing (the “Closing Balance Sheet”). The Initial Closing Statement (including the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Balance Sheet) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(b) Seller and its accountants shall complete their review of the Initial Closing Statement within 30 days after Purchaser’s delivery thereof to Seller. During such review period, Purchaser shall cooperate with and provide Seller and its Representatives with reasonable access to all books and records reasonably requested by Seller to review the Initial Closing Statement (including the calculation and preparation of the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Balance Sheet), any work papers prepared by Purchaser or its accountants in connection with such calculations, and Purchaser shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Seller and its Representatives. If Seller objects to the contents of the Initial Closing Statement for any reason, Seller shall, on or before the last day of such 30-day period, so inform Purchaser in writing (a “Seller’s Objection”), setting forth a specific description of the basis of its determination and the adjustments to the Initial Closing Statement that Seller believes should be made. Seller shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Closing Balance Sheet contained in the Initial Closing Statement and not specifically referenced in a timely delivered Seller’s Objection.

(c) If Seller timely delivers a Seller’s Objection to Purchaser, then, during the 30-day period following delivery of such Seller’s Objection, the Parties shall in good faith seek to resolve in writing any differences that they may have with respect to the calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Closing Balance Sheet. Any disputed items resolved in writing between Purchaser and Seller within such 30-day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each disputed item specified by Seller in the Seller’s Objection and the amount of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Transaction Expense and the Closing Balance Sheet, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If Seller and Purchaser have not resolved all such differences by the end of such 30-day period, then they shall jointly retain the

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Independent Accountant, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 2.4, and only with respect to those items specifically described in such Seller’s Objection on which Purchaser and Seller have not agreed, whether and to what extent, if any, the Closing Cash Consideration requires adjustment. Such determination shall be based solely on the materials submitted by the Parties and the definitions and provisions of this Agreement and not on independent review. Purchaser and Seller shall instruct the Independent Accountant to deliver its written determination to Purchaser and Seller no later than 30 days after submitting the matter to it for resolution. At the time of retention of the Independent Accountant, Purchaser shall specify in writing to the Independent Accountant and Seller the amount of Purchaser’s computation of the Closing Cash Consideration (“Purchaser’s Position”), and Seller shall specify in writing to the Independent Accountant and to Purchaser the amount of its computation of the Closing Cash Consideration (“Seller’s Position”). The Independent Accountant’s determination shall be conclusive and binding upon the Parties. In resolving any disputed item, the Independent Accountant may not assign a value to any disputed item that is greater than the greatest value claimed by Purchaser or Seller at the time the Independent Accountant is retained or less than the smallest value claimed for the item by Purchaser or Seller at such time. The scope of the dispute(s) to be resolved by the Independent Accountant is limited to whether the preparation of the Closing Balance Sheet and the calculation of the Closing Cash, the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and Purchaser’s calculation of the Closing Cash Consideration were done in a manner consistent with the provisions and definitions of this Agreement and mathematically accurate, and the Independent Accountant is not to make any other determination unless jointly requested in writing by Purchaser and Seller. The fees and disbursements of the Independent Accountant (collectively, the “Independent Accountant Fees”) shall be borne (i) by Seller in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Seller’s Position minus the Closing Cash Consideration determined by the Independent Accountant, and the denominator of which is equal to Seller’s Position minus Purchaser’s Position and (ii) by Purchaser in that proportion equal to a fraction (expressed as a percentage) equal to one minus the fraction described in clause (i). For example, if Seller’s Position is that the Closing Cash Consideration should be $150,000 and Purchaser’s Position is that the Closing Cash Consideration should be $100,000, the Independent Accountant determines that the Closing Cash Consideration should be $130,000 and the Independent Accountant Fees are $10,000, then (i) Seller shall pay $4,000 (40%) of the Independent Accountant Fees and (ii) Purchaser shall pay $6,000 (60%) of the Independent Accountant Fees. The Parties shall cooperate with the Independent Accountant during its resolution of the disagreement and make readily available to the Independent Accountant all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to amounts set forth in the Initial Closing Statement and the Seller’s Objection and all other items reasonably requested by the Independent Accountant in connection therewith.

(d) The Initial Closing Statement, including the Closing Balance Sheet, Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Working Capital, as agreed to or deemed to have been agreed to, in each case in accordance with Section 2.4 between Purchaser and Seller or as determined by the Independent Accountant, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Final Closing Balance

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Sheet”, “Final Cash”, “Final Indebtedness”, “Final Transaction Expenses” and “Final Working Capital” respectively, for all purposes herein.

(e) Upon completion of the calculation of the Final Closing Balance Sheet, Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital in accordance with this Section 2.4, the Closing Cash Consideration shall be recalculated in accordance with Section 2.2(a) (substituting the estimated amounts set forth therein with the actual amounts as determined in accordance with Section 2.4(d)), and the following adjustments (the “Closing Cash Consideration Adjustment”) made:

(i) If the Closing Cash Consideration calculated in accordance with Section 2.2(a) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is greater than the Closing Cash Consideration calculated in accordance with Section 2.2(a) using Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Working Capital, then Purchaser shall promptly (but in no event later than ten Business Days after the final determination) pay such difference to Seller, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Seller.

(ii) If the Closing Cash Consideration calculated in accordance with Section 2.2(a) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is less than the Closing Cash Consideration calculated in accordance with Section 2.2(a) using Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Working Capital, then Purchaser shall have the right to set off such amounts against the 2022 Earn-Out, if any. And if the 2022 Earn-Out has already been paid or if the amount of the 2022 Earn-Out is insufficient to cover the amounts due pursuant to this Section 2.4(e)(ii), then the Purchaser shall have the right to reduce the amount owed to the Seller under the Promissory Note, if amounts are still owed thereunder. And if the 2022 Earn-Out or the Promissory Note are no longer available or sufficient to cover the amounts due, then the Seller shall pay the difference to the Purchaser in cash by wire transfer of immediately available funds to an account designated in writing by the Purchaser.

(f) Any amounts payable pursuant to Section 2.4(e) shall be treated by the Parties as adjustments to the Purchase Price for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law or a final determination.

Section 2.5 Closing.

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”), simultaneously with the execution and delivery of this Agreement and all other Transaction Documents, at the offices of K&L Gates LLP, 3900 Biscayne Blvd., Suite 3900, Miami, FL 33131 (or pursuant to the electronic or other remote exchange of all executed documents and other closing deliverables required by Section 2.5(b) and Section 2.5(c)), or at such other time or place as agreed to in writing by Purchaser and Seller. The transfers and deliveries described in this Article II shall be mutually

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interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this Article II shall have occurred or been waived on the Closing Date.

(b) Closing Deliveries of Seller. At the Closing, Seller shall deliver to Purchaser:

(i) a receipt for the Closing Cash Consideration;

(ii) an amendment to the operating agreement of the Company evidencing the ownership of the Purchaser of the Membership Interests;

(iii) a certificate executed by an authorized officer of Seller, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Seller executing documents executed and delivered in connection herewith, and (ii) a copy of the resolutions of Seller’s Managers authorizing and approving the applicable matters contemplated hereunder;

(iv) a certificate of good standing of the Company;

(v) all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company to the extent they exist;

(vi) any authorizations or Orders from any Authority or any consents, approvals, authorizations or releases from any third party which are set forth on Section 2.5(b)(vi) of the Disclosure Schedule;

(vii) A general release in the form of Exhibit C, duly executed and delivered by Seller;

(viii) executed payoff letters, releases or other similar instruments providing for the repayment in full of all Indebtedness of the Company set forth on Section 2.5(b)(viii) of the Disclosure Schedule and the release of all Liens granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(ix) evidence in form and substance satisfactory to Purchaser that all Related Party Transactions have been terminated, or, simultaneous with the Closing will be terminated;

(x) evidence in form and substance satisfactory to Purchaser that the FTI Capital Advisors Agreement has been terminated, or, simultaneous with the Closing will be terminated;

(xi) copies of the final invoices with respect to all Transaction Expenses to be paid by the Company at the Closing; and

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(xii) such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the transactions contemplated hereby including the other Transaction Documents.

(c) Closing Deliveries of Purchaser. At the Closing, Purchaser shall:

(i) issue the Closing Stock Consideration to Seller;

(ii) pay or cause to be paid the Closing Cash Consideration to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller;

(iii) repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.5(c)(iv) in order fully to discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto; and

(iv) pay, or cause to be paid, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof.

Section 2.6 Method of Cash Payments. Unless otherwise stated herein, all cash payments made under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the recipient in writing no fewer than two Business Days immediately preceding the scheduled payment date.

Section 2.7 Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable by Purchaser pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that any amounts are so deducted and withheld by Purchaser and are remitted to the appropriate Authority in accordance with applicable Law, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.8 Parent Guarantee.

(a) Parent hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to the Seller the due and punctual performance and payment of all agreements, covenants, obligations (monetary or otherwise) and undertakings of the Seller pursuant to or otherwise in connection with this Agreement, and the consummation of the transactions contemplated hereby (the “Parent Guaranteed Obligations”), in each case whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any Parent Guaranteed Obligation or operated as a discharge thereof. Parent acknowledges and agrees that the guarantee being granted by them hereunder constitutes a guarantee of performance and of payment when due of the Parent Guaranteed Obligations and not just of collection, and waive any right to require that any resort be had by any Person to enforce any of the Parent Guaranteed Obligations against the Buyer or any other Person. The obligations of the Parent hereunder shall not be affected by (i) the failure of any Person to assert any claim, make any demand, or enforce

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or exercise any right or remedy against the Purchaser or any other Person, whether under this Agreement or otherwise, (ii) any amendment to or modification or waiver of the terms of this Agreement, (iii) the bankruptcy, insolvency, liquidation, dissolution, winding-up of, or any similar or analogous event involving or affecting the Purchaser or (iv) any other event or condition that, but for the provisions hereof, would constitute a legal or equitable discharge of the obligations of the Parent hereunder.

(b) Except as provided in Article VII, the Parent Guaranteed Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, claim, recoupment or termination whatsoever by reason of invalidity, illegality or unenforceability of the Parent Guaranteed Obligations, any impossibility in the performance of the Parent Guaranteed Obligations or otherwise. For the avoidance of doubt, any defense to a Parent Guaranteed Obligation available to the Purchaser (other than the bankruptcy, insolvency, liquidation, dissolution, winding-up of, or any similar or analogous event involving or affecting the Purchaser) shall be available to the Parent.

(c) Parent agrees that the guarantee being granted by them hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of any Parent Guaranteed Obligations, or any part thereof, is rescinded or must otherwise be restored upon the bankruptcy or reorganization of the Purchaser.

(d) Parent waives all suretyship defenses and subordinates all right of subrogation until the full and indefeasible payment and performance in full of the Parent Guaranteed Obligations.

(e) Parent represents and warrants to the Seller that: (i) this Agreement has been duly executed and delivered by the Parent and (assuming due authorization, execution and delivery by the Seller and each other party thereto) this Agreement constitutes the legal, valid and binding obligation of the Parent, enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity); and (ii) the execution, delivery and performance by the Parent of its obligations under this Agreement does not and will not (A) conflict with or violate any Law applicable to the Parent, (B) conflict with, result in any breach of, constitute a default or violation (or event which with the giving of notice or lapse of time, or both, would become a default or violation) under, require any consent under, or give to others any rights of termination, acceleration, suspension, revocation or cancellation of, any material Contract to which Parent is a party; or (C) result in the creation of any Encumbrance (other than Permitted Encumbrances) (or have such effect upon notice or lapse of time) upon Parent or the assets and properties of Parent, except, in the case of this clause (ii), as would not materially and adversely affect the ability of Parent to carry out its obligations under this Agreement.

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Article III.
Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the Closing Date:

Section 3.1 Authority of Seller. Seller has the legal capacity and necessary right, power and authority to execute and deliver, and to perform its obligations under, this Agreement, each other Transaction Document to which Seller is a party, and the other agreements, documents and instruments required hereby to which Seller is a party. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and, upon the execution and delivery by Seller of each of the other agreements contemplated hereby to which Seller is a party, such agreements will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms thereof, in each case.

Section 3.2 Ownership. Seller owns the Membership Interests solely and directly, and Seller has all right, title and interest to the Membership Interests, free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any shares of capital stock, or other Equity Interests in, of the Company, or have any rights to any proceeds from the sale of the Membership Interests. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any Equity Interests in favor of Seller.

Section 3.3 Own Account. The Stock Consideration that Seller will receive hereunder is being acquired solely for its account and is not being acquired with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act or any other applicable securities laws of any other jurisdiction (collectively, the “Securities Laws”) in violation of the Securities Laws, and Seller will not dispose of such Stock Consideration in contravention of any Securities Laws.

Section 3.4 No Other Representations or Warranties; No Reliance. Seller confirms that it is not relying on any communication (written or oral) of Purchaser or any of its Affiliates as investment advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the Stock Consideration provided by Purchaser or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Stock Consideration, and that neither Purchaser nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in Purchaser. Seller acknowledges that neither Purchaser nor any of its Affiliates has made any representation regarding the Stock Consideration for purposes of determining Seller’s authority to invest in Purchaser, other than as set forth in this Agreement. Seller acknowledges and agrees that, except for the representations and warranties of Purchaser contained in Article V of this Agreement, none of Purchaser or any of its Affiliates or Representatives nor any other Person makes any express or implied representation or warranty on behalf of Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Seller has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Purchaser or any of its Affiliates or Representatives, except as expressly set forth in Article V, including with respect to the issuance and sale of the Stock Consideration.

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Section 3.5 Investment Experience.

(a) Seller has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in Purchaser. Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Purchaser.

(b) Seller has had access to the legal, financial, tax and accounting information concerning Purchaser and the Stock Consideration as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Stock Consideration.

(c) Seller has had an opportunity to ask questions and receive answers concerning Purchaser and the Stock Consideration and has had full access to such other information concerning Purchaser and the Stock Consideration as Seller has requested or which has been filed by Purchaser with the SEC.

(d) Seller understands that the Stock Consideration that it is acquiring upon the consummation of this Agreement has not been registered under the Securities Laws.

(e) Seller understands that the issuance of Dolphin Common Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D promulgated thereunder based, in part, upon the representations, warranties and agreements of Seller contained in this Agreement.

(f) Seller acknowledges that it has been furnished with true and complete copies of the following documents which Purchaser has filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) the Annual Report on Form 10-K for the year ended December 31, 2021; (ii) Purchaser’s most recent Proxy Statement; and (iii) the information contained in any reports or documents filed by Purchaser under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the filing with the SEC of the Form 10-K for the year ended December 31, 2021.

(g) Seller is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

(h) Seller acknowledges that neither the SEC nor any state securities commission has approved the Stock Consideration offered hereby or passed upon or endorsed the merits of the issuance of the Stock Consideration by Purchaser. Seller acknowledges that an investment in Purchaser is highly speculative and involves a risk of loss of the entire investment and no assurances can be given of any income or profit from such investment. SELLER HEREBY ACKNOWLEDGES AND CONFIRMS THAT THE UNDERSIGNED HAS CAREFULLY CONSIDERED THE RISKS AND UNCERTAINTIES INVOLVED IN INVESTING IN THE STOCK CONSIDERATION BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE THE STOCK CONSIDERATION. Seller can bear the economic risk of losing its entire investment in Purchaser.

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Section 3.6 No General Solicitation. Seller acknowledges that neither Purchaser nor any other person offered to sell the Stock Consideration to Seller by means of any form of general solicitation or advertising, including: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.7 Legend. Seller understands that the Stock Consideration to be issued to it will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Stock Consideration will bear a restrictive legend thereon in substantially the form that appears below:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.”

Article IV.
Representations and Warranties of Seller with Respect to the Company

Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the Closing Date:

Section 4.1 Organization and Business; Power and Authority.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and possesses full limited liability company power and authority to own, lease and operate its properties and assets as now owned or leased and operated and to carry on its business as it is currently conducted by Seller. The Company is duly licensed or qualified to do business and is in good standing in each foreign jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted by Seller makes such licensing or qualification necessary, except to the extent that the failure to

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be so licensed or qualified and in good standing as a foreign corporation or other entity would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which the Company is qualified to do business. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents are duly authorized.

(b) Seller has provided to Purchaser true, correct and complete copies of the Organizational Documents of the Company (each as amended to date) and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in default under, or in violation of, any provision of any such Organizational Document. Section 4.1(b) of the Disclosure Schedule sets forth a correct and complete list of the officers and directors of the Company.

Section 4.2 Capitalization.

(a) The capitalization of the Company consists solely of the Membership Interests, which represent all of the limited liability company interests in the Company. All of the Membership Interests have been duly authorized and validly issued. All of the Membership Interests have been issued and granted in compliance with all applicable Law. None of the Membership Interests were issued in violation of any Contract or any preemptive or similar rights of any Person. The Membership Interests are owned of record and beneficially by Seller.

(b) Upon consummation of the Closing, Purchaser will own all of the Membership Interests, free and clear of all Liens.

(c) Except for the Membership Interests, there are no other outstanding Equity Interests of the Company or any Equity Interests of the Company reserved for issuance. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Membership Interests or any other Equity Interests of the Company.

(d) The Company has not agreed, is not a party to any Contract and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 4.3 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Seller of this Agreement or any other Transaction Document to which Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

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(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any resolutions adopted by the board of directors of the Company;

(ii) conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Seller or the Company or the assets, or operation of the business, of Seller or the Company;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Seller or the Company is a party or is bound or to which any of the properties or assets of Seller or the Company are subject (including any Material Contract), or any Permit affecting the properties, assets or Business of the Company; or

(iv) result in the creation or imposition of any Lien on any properties or assets of Seller or the Company.

(b) No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby. No consent is required from any third-party in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby, other than those set forth on Section 2.5(b)(iv) of the Disclosure Schedule

Section 4.4 Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity ownership (pursuant to any form of Equity Interests) or participation in any Person.

Section 4.5 Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a) Section 4.5(a) of the Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) the audited balance sheet of the Company as of December 31, 2021 and December 31, 2020 and the related consolidated statements of operations and retained earnings, shareholders’ equity and cash flows for the fiscal periods then ended, and the related notes thereto (the “Annual Financial Statements”); and

(ii) the unaudited balance sheet (the “Latest Balance Sheet”) of the Company, dated as of June 30, 2022 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations, shareholders’ equity and cash flows for the six-month period then ended, and the related notes thereto (the “Interim Financial Statements”).

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(b) The Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete, and have been prepared in accordance with GAAP applied on a consistent basis throughout the applicable periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company (which books and records are in turn accurate, correct and complete), and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for earnings and assets.

(c) Since the Latest Balance Sheet Date, there has been no Material Adverse Effect on the Company and, except as otherwise contemplated by this Agreement, the Business has been conducted only in the ordinary course of business and:

(i) the Company has not incurred any Indebtedness;

(ii) the Company has not subjected any portion of the assets of the Company to any Lien;

(iii) the Company has not sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $10,000, except in the ordinary course of business or as otherwise specified herein;

(iv) the Company has not suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) or waived any rights of material value to the Company;

(v) the Company has not issued, sold or transferred any Equity Interests in the Company (including the Membership Interests) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any equity in the Company;

(vi) the Company has not declared or made any distributions on the Equity Interests of the Company or redeemed or purchased any Equity Interests of the Company;

(vii) the Company has not made any capital expenditures or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate;

(viii) the Company has not acquired any Person or business (whether by the acquisition of Equity Interests, the acquisition of assets, merger or otherwise);

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(ix) the Company has not entered into any or modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, member or employee of the Company;

(x) the Company has not adopted, amended or terminated any Employee Plan or any Multiemployer Plan or increased any benefits under any Employee Plan or any Multiemployer Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments;

(xi) the Company has not amended or modified or authorized any amendment or modification to the Organizational Documents of the Company;

(xii) the Company has not introduced any change with respect to the operation of the Business, including the Company’s method of accounting or principles or practices for financial accounting;

(xiii) the Company has not terminated, or amended or modified in any material respect, any material Contract or instrument of the Company;

(xiv) the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Action in respect of Taxes or entered into any Contract in respect of Taxes with any Authority;

(xv) the Company has not increased the compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the ordinary course of business, (ii) any director or officer of the Company or (iii) any Affiliate of Seller or the Company;

(xvi) no client or supplier required to be disclosed on Section 4.7 of the Disclosure Schedule has cancelled, terminated or otherwise diminished or altered (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be), is likely to or will cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) or notified Seller or the Company of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or otherwise diminish or alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship or business dealings with the Company;

(xvii) no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any liability policy or (ii) has provided any notice of cancellation or any other indication that it plans to cancel any liability policy or raise the premiums or materially alter the coverage under any liability policy;

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(xviii)    the Company has not written off as uncollectible any accounts receivable, modified or cancelled any material third-party Indebtedness or written up or written down any of its material assets or revalued its inventory; or

(xix) the Company has not entered into any Contract, agreement or commitment with respect to any of the matters referred to in this Section 4.5(c).

(d) The Company has no Liabilities except for Liabilities (i) set forth on the face of the Latest Balance Sheet or (ii) that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and are not, individually or in the aggregate, material to the Company.

Section 4.6 Material Contracts.

(a) Section 4.6 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (including descriptions thereof in the case of oral Contracts) to which the Company is currently party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) each Contract of the Company involving annual consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company either without penalty or with less than 90 days’ notice;

(ii) all Contracts with third party vendors that require the Company to purchase its total requirements of any product or service from such third-party vendor;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or environmental liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any Person, Equity Interests in any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or with less than 90 days’ notice;(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts that by their terms limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(ix) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement between the Company and a third party;

(x) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xi) any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(xii) all IP Agreements, excluding any click-wrap or shrink-wrap Contract for off-the-shelf Software;

(xiii) any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s current or former directors, shareholders, officers or employees, consultants or independent contractors;

(xiv) any Contract (including an Employee Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, member, manager, employee or consultant; and

(xv) any other Contract that is material to the Company or its operation and not previously disclosed pursuant to this Section 4.6.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation or the loss of any benefit thereunder. Seller has made available to Purchaser complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 4.7 Clients. Section 4.7 of the Disclosure Schedule sets forth a correct and complete list of the top 15 most significant clients and the top 15 most significant influencers (determined by dollar amount of revenue for (i) the 12 months ended December 31, 2021 and (ii) the 6 months ended June 30, 2022). Since December 31, 2021, no such client has canceled or otherwise terminated, or to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company. Since December 31, 2021, none of Seller or the Company has received any written notice that any such client may cancel or otherwise modify or limit its relationship with the Company or limit its services to the

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Company, or its usage or purchase of the services of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 4.8 Indebtedness. Section 4.8 of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and accrued and unpaid interest as of the Closing Date.

Section 4.9 Title and Sufficiency of Assets; Real Property.

(a) The Company has sufficient title to all assets, or a valid leasehold interest in, easement or right to use, all of its properties and assets reflected in the Financial Statements and those acquired since the Latest Balance Sheet Date (except properties and assets disposed of in the ordinary course of business since the Latest Balance Sheet Date), and none of such properties and assets is subject to any Liens other than Permitted Liens. The properties and assets of the Company that are material to operate the Business as currently conducted by the Company are in good operating condition, normal wear and tear excepted. Since January 1, 2016, there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the properties and assets of the Company. The properties and assets of the Company are sufficient for Purchaser to carry on the Business from and after the Closing Date in the same manner as presently carried on by the Company.

(b) The Company does not own any real property. Section 4.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company leases or otherwise occupies real property (each, as the same has been amended, a “Real Property Lease”) and the address of the real property subject to each Real Property Lease (each, a “Leased Real Property”). Prior to the date hereof, Seller has provided Purchaser access to a true, correct and complete copy of each Real Property Lease, including all amendments, extensions, renewals, guaranties relating to each Real Property Lease, and each Real Property Lease constitutes the entire agreement between the Company, on the one hand, and each landlord, subtenant or sublandlord, on the other hand, with respect to the Leased Real Property. Assuming good title in the respective landlords, subtenants or sublandlords, each Real Property Lease is a valid and binding obligation of the Company, is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Legal Action at Law or in equity) and neither the Company, nor to the Company’s Knowledge, any counterparty to any Real Property Lease is in material breach, violation or default under any Real Property Lease in any respect and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or, to the Company’s Knowledge, any counterparty thereto. The Company has a valid leasehold interest in and to the Leased Real Property free and clear of Liens other than Permitted Liens.

(c) The Company is not a sublessor or grantor under any sublease or other Contract granting to any other Person the right to possess, lease or occupy the Leased Real Property.

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(d) To the Company’s Knowledge, there is no pending or threatened, (i) appropriation, condemnation or like action materially affecting the Leased Real Property or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(e) All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company in the conduct of the Business are included in the Leased Real Property.

Section 4.10 Compliance with Laws; Permits.

(a) (i) The Company is, and at all times has been, in compliance with all Laws applicable to the Company or the assets, or operation of the business, of the Company (ii) the Company has not at any time received any notice, whether written or oral, alleging any noncompliance by the Company with respect to any such Law and (iii) no investigation by any Authority regarding a violation of any such Law is pending or, to the Company’s Knowledge, threatened.

(b) All Permits required for the Company to conduct its business as currently conducted have been obtained by the Company and are valid and in full force and effect, and the Company is, and at all times has been, in compliance with all such Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits. The sale of the Membership Interests to the Purchaser will not revoke, suspend or limit such Permits. All Company Permits will continue in full force and effect after giving effect to the Closing and the transactions contemplated hereby and by the other Transaction Documents.

Section 4.11 Legal Proceedings; Governmental Orders.

(a) There is no Legal Action pending or, to the Company’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or the Business), or (ii) against the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

(b) (i) Section 4.11(b) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Orders applicable to the Company or the assets, or operation of the business, of the Company, and (ii) the Company is in compliance with the terms of each such outstanding Order.

Section 4.12 Tax Matters.

(a) All material Tax Returns required to be filed by, or on behalf of, the Company are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed.

(b) The Company has paid all Taxes that are due, including all disputed Taxes for which the Company is seeking a refund.

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(c) All Taxes which the Company is required by Law to withhold and/or collect at or prior to Closing have been withheld or collected and paid over, in each case, in a timely manner, to the proper taxing authorities.

(d) The Company has delivered to Purchaser correct and complete copies of all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2015, and all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to such taxable periods.

(e) No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Authority against the Company. Neither the Company nor Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly liable and no such proceeding has been threatened. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Company or the payment by, or assessment against, the Company for any Tax for which the Company may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

(f) No Legal Actions have been asserted or are threatened against the Company in respect of any Tax for which the Company may be directly or indirectly liable.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) after the Closing Date as a result of any: (A) change in method of accounting for a Pre-Closing Tax Period, including under Section 481 of the Code (or any similar provision of applicable Tax Law); (B) closing agreement as described in Section 7121 (or any similar provision of applicable Tax Law) executed on or prior to the Closing; (C) deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax Law); (D) income that economically accrues in a taxable period ending on or before the Closing Date, including, installment method of accounting, completed contract method of accounting or open transaction disposition made on or prior to the Closing; (E) prepaid amount received on or prior to the Closing; (F) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (G) election under Section 108(i) or Section 965 of the Code (or any similar provision of applicable Law). There is no application pending with any Authority requesting permission for any such change in any accounting method of the Company, and no Authority has issued any pending proposal regarding any such adjustment or change in accounting method.

(h) None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no Liens for Taxes as of the Closing Date upon any of the assets of the Company, except for statutory Liens for Taxes not yet due or delinquent.

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(i) The Company has at all times since its formation been classified as a partnership or disregarded entity for U.S. federal and applicable state and local Tax purposes and has never made an election to be classified as an association taxable as a corporation.

(j) (i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (each, a “Tax Sharing Agreement”), and (ii) the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(k) The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return.

(l) No claim has ever been made by an Authority in writing against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(m) Section 4.12(m) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns.

(n) The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law);

(o) There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

(p) The Company has not, pursuant to the CARES Act or the FFCR Act or executive order, deferred any payroll Taxes or taken a credit for any payroll Taxes, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations the Company.

(q) No Person holds equity interest of the Company that is non-transferrable or subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and Seller has delivered to Purchaser true, correct and complete copies of all election statements under Section 83(b) of the Code with respect to all equity interests of the Company that were non-transferrable or subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code when granted.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule contains a true, correct and complete list (showing in each case the applicable registered owners and registration or application number) as of the Closing Date, of all Owned Intellectual Property that is used in connection with the Business. All Owned Intellectual Property that is material to the conduct of the Business is

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subsisting, valid and enforceable. The Company exclusively owns or licenses or otherwise has sufficient rights to use, the Licensed Intellectual Property that is used in the conduct of the Business as it is currently conducted or anticipated to be conducted as of the Closing Date, free and clear of all Liens (other than Permitted Liens). No Person has infringed upon or misappropriated any Owned Intellectual Property, nor has the Company infringed upon or misappropriated any Intellectual Property of any other Person. The Company has not received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b) Seller and the Company have taken all commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property. All registration, renewal and maintenance fees in respect of the Owned Intellectual Property that is registered with or issued by any Authority which were due prior to the Closing Date have been duly paid.

(c) All current and former employees, independent contractors, or service providers of the Company who contributed to the development of any Owned Intellectual Property used in connection with the Business have assigned all ownership of such Owned Intellectual Property to the Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d) The Company has the rights to use all domain names currently used for the Business, each of which is listed on Section 4.13(d) of the Disclosure Schedule.

(e) The Company maintains and is in compliance with commercially sound and reasonable policies and procedures regarding data privacy, data security and disaster recovery, and the collection and use of personal information, all of which are in compliance with applicable Law, including the EU General Data Protection Regulation and the California Consumer Privacy Act.

Section 4.14 Employee Plans.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a list of all material Employee Plans. None of the Employee Plans has undergone within the last six years or is undergoing an audit or investigation (nor has notice been received of a potential audit or examination) by either the IRS, the United States Department of Labor or any other Authority.

(b) With respect to each Employee Plan, complete and correct copies of the following documents have been made available to Purchaser: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Plan and, in the case of any Employee Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) the three most recent annual reports on Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) the nondiscrimination

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testing results for the past three plan years; (v) the most recent IRS determination letter and any pending application with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code; and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, SEC or any other Authority regarding the operation or the administration of any Employee Plan, other than correspondence relating to matters in the ordinary course of business.

(c) With respect to each Employee Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code; (ii) no Legal Actions (other than routine claims for benefits) are pending, or to the Company’s Knowledge threatened; (iii) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made or properly accrued in accordance with GAAP; (iv) all material reports, returns and similar documents required to be filed with any Authority or distributed to any plan participant have been duly filed or distributed; and (v) no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in a material liability to the Company or Purchaser or any of its Affiliates.

(d) With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened and, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e) No Employee Plan is nor was within the past six years, nor do Seller, the Company or any of their ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any Multiemployer Plan, (iii) a multiple employer plan within the meaning of Section 413 of the Code or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of the Company to severance pay, (ii) result in any payment from the Company or any of the Company’s Affiliates becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company, (iii) increase any benefits otherwise payable under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of the Company’s Affiliates to any current or former employee, officer, director or consultant of the Company or (v) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s right to administer, amend or terminate any Employee Plan.

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(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) No Employee Plan provides health, medical, or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or as required to avoid the excise Tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i) The Company and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to material penalties or excise taxes under Section 4980D or 4980H of the Code or any other provision of the Health Care Reform Laws.

(j) Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No payment pursuant to any Employee Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

Section 4.15 Employees; Employee Relations.

(a) Section 4.15(a) of the Disclosure Schedule contains a list of all persons who are directors, officers, employees, independent contractors or consultants of the Company as of the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position, if applicable (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to

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all employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full or accrued for on the applicable balance sheet of the Company or are payable pursuant to Article II hereof. No officer or key employee of the Company has given written notice to the Company or Seller that such person intends to terminate his or her employment with the Company.

(b) Except as provided on Section 4.15(b) of the Disclosure Schedule, there are no Legal Actions currently pending against the Company or, to the Company’s Knowledge, threatened, arising out of any Laws pertaining to employment or employment practices as such Laws pertain to any current or former employee of the Company. Except as provided in Section 4.15(b) of the Disclosure Schedule, the Company is not currently subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and the Company is not currently subject to any Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company specifically. The Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company with respect to or relating to such Laws and to the Company’s Knowledge, no such investigation is in progress. The Company has not incurred in the three years prior to the Closing Date, and will not incur as a result of Seller’s execution of this Agreement, any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable state laws.

Section 4.16 Accounts Receivable. All accounts receivable, unbilled invoices, costs in excess of billings, work in process and other amounts (collectively, “Receivables”) reflected on the Latest Balance Sheet and in the records and books of account of the Company since the Latest Balance Sheet Date through the Closing Date as being due to the Company have arisen in the ordinary course of business, represent enforceable obligations to the Company arising from sales actually made or services actually performed by the Company in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Closing Date) and are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Latest Balance Sheet Date in the amount or collectability of the Receivables due to the Company or the related provisions or reserves from that reflected in the Latest Balance Sheet. Section 4.16 of the Disclosure Schedule contains a complete and correct list of all Receivables as of the Latest Balance Sheet Date, which list sets forth the aging of each Receivable. (i) No account debtor or note debtor is delinquent for payments in excess of $10,000 or for more than 90 days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, (iii) to Company’s Knowledge, no account debtor or note debtor is insolvent or bankrupt and (iv) all accrued fees are billable and collectible by the Company.

Section 4.17 Insurance.

(a) Section 4.17 of the Disclosure Schedule sets forth a correct and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, together with a statement of the aggregate amount of claims paid

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out, and claims pending, under each such insurance policy or other arrangement from January 1, 2019 through the Closing Date.

(b) All such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Closing Date; and the Company is otherwise in compliance with the terms and provisions of such policies. Furthermore: (i) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Company’s Knowledge, is the termination of any such policy or arrangement threatened; (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements; (iii) the Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect; and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

Section 4.18 No Illegal Payments, Etc. Neither the Company nor any of its directors, officers, managers, employees, agents or members has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other Person in order to obtain favorable treatment for the Company (or assist in connection with any actual or proposed transaction with the Company) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any Legal Action or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose on behalf of the Company or as part of the duties of their employment with the Company.

Section 4.19 Books and Records. The Books and Records and other financial records of the Company (i) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in all material respects in accordance with good business and accounting practices. All transactions of the Company have been accurately and correctly recorded in the Books and Records of the Company. At the Closing, all of the Books and Records of the Company will be in the possession or control of the Company.

Section 4.20 Bank Accounts and Powers of Attorney. Section 4.20 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section 4.20 of the Disclosure Schedule. Except as disclosed on Section 4.20 of the Disclosure Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

Section 4.21 Related Party Transactions. There are no Related Party Transactions currently in effect or that were entered into (whether or not still in effect) since January 1, 2020.

Section 4.22 Broker or Finder. Except as set forth on Section 4.22 of the Disclosure Schedule, no agent, broker, investment banker or financial advisor engaged by or on behalf of Sellers or any of its

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Affiliates is or will be entitled to any broker’s or finder’s fee or commission in connection with the transactions contemplated under this Agreement.

Section 4.23 Privacy and Data Security. The Company and the conduct of the Business are in material compliance with, and have been in material compliance with, all Data Privacy and Security Requirements. The Company has implemented and maintained a security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards reasonably designed to ensure that Personal Data within the Company’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Company’s Security Practices conform, and at all times have conformed, in all material respects with any public information security statements made by the Company. Except as set forth on Section 4.23 of the Disclosure Schedules, there have not been any actual, alleged or suspected incidents of data security breaches, unauthorized access or use of any of the Company IT Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any data related to the Business or the Company. There have not been any claims, allegations, investigations, inquiries, or complaints (whether by an Authority or any other Person) relating to Data Privacy and Security Requirements. The transactions contemplated under this Agreement will not result in any liabilities in connection with any Data Privacy and Security Requirements.

Section 4.24 No Untrue Statements. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, any other Transaction Document or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement or otherwise contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. There is no fact which materially adversely affects, or in the future may materially adversely affect, the Business, operations, affairs, condition or prospects of the Company which has not been set forth in this Agreement or in the documents, instruments, certificates or Disclosure Schedule furnished pursuant hereto.

Article V.
Representations and Warranties of Purchaser AND PARENT

Purchaser and Parent each hereby represents and warrants to Seller that the following statements are true and correct as of the Closing Date:

Section 5.1 Organization and Business; Power and Authority; Non-Contravention.

(a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and possesses full corporate right, power and authority to own, lease and operate its assets as now owned or leased and operated, and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned, leased or operated by Purchaser requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser.

(b) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and possesses full corporate right, power and authority to own, lease and operate its assets as now owned or leased and operated, and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned, leased or

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operated by Purchaser requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser.

(c) Each of Purchaser and Parent has full power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser or Parent, as applicable, of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all requisite corporate action on the part of Purchaser or Parent, as applicable. This Agreement has been duly executed and delivered by Purchaser and Parent and constitutes, and each other Transaction Document executed or required to be executed by it pursuant hereto or thereto or to consummate the transactions contemplated hereby and thereby when executed and delivered by Purchaser or Parent, as applicable, will constitute, a legal, valid and binding obligation of Purchaser or Parent, as applicable, enforceable against Purchaser or Parent, as applicable, in accordance with their respective terms.

Section 5.2 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Purchaser of this Agreement or any Transaction Document to which Purchaser will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser or any resolutions adopted by the manager of Purchaser;

(ii) conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Purchaser or the assets, or operation of the business, of Purchaser;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Purchaser is a party or is bound or to which any of the properties or assets of Purchaser are subject, or any Permit affecting the properties, assets or business of Purchaser; or

(iv) result in the creation or imposition of any Lien on any properties or assets of Purchaser.

(b) Neither the execution, delivery or performance by Parent of this Agreement or any Transaction Document to which Parent will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

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(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Parent or any resolutions adopted by the board of directors of Parent;

(ii) conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Parent or the assets, or operation of the business, of Parent;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Parent is a party or is bound or to which any of the properties or assets of Parent are subject, or any Permit affecting the properties, assets or business of Parent r; or

(iv) result in the creation or imposition of any Lien on any properties or assets of Parent.

(c) No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Purchaser or Parent in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

Section 5.3 Broker or Finder. No agent, broker, investment banker or financial advisor engaged by or on behalf of Purchaser, Parent or any of their Affiliates is or will be entitled to a broker’s or finder’s fee or commission in connection with the transactions contemplated hereby or the execution, delivery or performance of this Agreement.

Section 5.4 Issuance of Securities. The Dolphin Common Stock is duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of all Liens, encumbrances and rights of refusal of any kind.

Section 5.5 No Other Representations or Warranties; No Reliance. Purchaser confirms that it is not relying on any communication (written or oral) of Seller, the Company or any of their Affiliates as investment advice or as a recommendation to acquire the Membership Interests. It is understood that information and explanations related to the terms and conditions of the Membership Interests provided by Seller, the Company or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Membership Interests, and that neither Seller nor the Company nor any of their Affiliates is acting or has acted as an advisor to Purchaser in deciding to acquire the Membership Interests. Purchaser acknowledges that neither Seller nor the Company nor any of their Affiliates has made any representation regarding the Membership Interests for purposes of determining Purchaser’s authority to acquire the Membership Interests, other than as set forth in this Agreement. Purchaser acknowledges and agrees that, except for the representations and warranties of Sellers and/or Company contained in Article III and IV of this Agreement, neither Seller nor the Company nor any of their Affiliates or Representatives nor any other Person makes any express or implied representation or warranty on behalf of Seller, the Company

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or any of their Affiliates with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Purchaser has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller, the Company or any of their Affiliates or Representatives, except as expressly set forth in Articles III and IV, including with respect to the sale of the Membership Interests.

Article VI.
Covenants

Section 6.1 Agreement to Cooperate. If and for so long as Purchaser or the Company is actively contesting or defending against any Legal Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or the Business relating to periods prior to the Closing Date, Seller will cooperate in the contest or defense and provide such testimony as may be required by Purchaser in connection with the contest or defense at the cost and expense of Purchaser (unless and to the extent Purchaser is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by Seller). To the extent of any inconsistency between this Section 6.1 and Section 6.2(i), Section 6.2(i) shall control.

Section 6.2 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of the Company due on or prior to the Closing Date and (ii) all income Tax Returns for the Company that are filed after the Closing Date that relate exclusively to Tax periods ending on or before the Closing Date. All such Tax Returns shall be prepared in accordance with past practice (except to the extent otherwise required by applicable Law). Seller shall permit Purchaser to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least ten (10) days prior to filing and shall make such revisions as are reasonably requested by Purchaser. Purchaser shall cause the Company to sign and timely file any such Tax Returns prepared pursuant to this Section 6.2(a)(i) that are due after the Closing Date.

(ii) Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company other than those Tax Returns that are described in Section 6.2(a)(i), provided that, with respect to any such Tax Returns that relate to a Pre-Closing Tax Period or a Straddle Period or to the extent Seller may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Return, Purchaser shall deliver a copy of any such Tax Return to the Seller for review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and (iii) Purchaser shall consider in good faith any changes reasonably requested by the Seller within ten (10) Business Days after delivery of such Tax Return to Seller. Purchaser and Seller shall cooperate in good faith to resolve any disagreements with respect to such Tax Returns; provided, that if Seller and Purchaser are unable to resolve any disagreements with respect to such Tax Returns within five (5) Business Days after Seller delivers comments to such Tax Returns to Purchaser, (A) either Seller or Purchaser may submit the

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resolution of such disputed items to the Independent Accountant, and (B) Purchaser shall timely file such Tax Returns as prepared by Purchaser and including any agreed changes reasonably requested by Seller, to be amended as necessary to reflect the resolution by the Independent Accountant of such disputed items.

(b) Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, Legal Action or other proceeding with respect to Taxes; provided, that Purchaser shall not be required to provide to Seller any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Purchaser or its Affiliates. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or its assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Seller when they become due. The party responsible shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in obtaining any available exemptions with respect to Transfer Taxes.

(d) Allocation of Straddle Period Tax. To the extent permitted by applicable Law with respect to any particular Tax regarding the Company, Seller shall cause the Company to elect to treat the Closing Date as the last day of the taxable period. For purposes of determining the amount of Taxes that are attributable to the Pre-Closing Tax Period with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period (excluding any increase in Taxes for the period as a result of the transfer of the Membership Interests pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(e) Company Partnership Adjustments. In the event the Company or any predecessor entity is subject to a final partnership adjustment for any Pre-Closing Tax Period, such

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adjustment shall be taken into account by the former partners of the Company pursuant to Section 6241(7) of the Code and, to the extent Section 6241(7) of the Code were deemed not to be applicable, the Company shall make or cause to be made an election under Section 6226 of the Code with respect to such adjustment, and the parties shall take any other action such as filings, disclosures and notifications, necessary to effectuate such election.

(f) Tax Treatment. The Parties acknowledge and agree that the purchase and sale of the Membership Interests shall be treated for federal and applicable state tax purposes as a purchase of the assets of the Company from Seller.

(g) Purchase Price Allocation. The Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes shall be allocated among the assets and properties of the Company in accordance with, as applicable, Sections 1060 and 751 of the Code and the Treasury Regulations promulgated thereunder and Schedule 6.2(g) hereto. Purchaser shall prepare and deliver to Seller an allocation schedule that is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and Schedule 6.2(g) hereto within one hundred and twenty (120) days following the Closing (the “Allocation”). Seller may dispute any amounts reflected on the Allocation by providing notice to Purchaser of the disputed items and setting forth Seller’s proposed allocation of the Purchase Price and other relevant amounts. In such case, Seller and Purchaser agree to consult with each other in good faith to explore whether a mutually satisfactory solution to the disputed matters, if any, can be reached. In the event Seller and Purchaser are unable to reach a mutually satisfactory solution to the disputed matters, Seller and Purchaser may either (a) upon the consent of both Parties, cause the Independent Accountant to resolve any remaining disputes or (b) each prepare its own allocation pursuant to Section 1060 of the Code and the Treasury Regulations promulgated thereunder and Schedule 6.2(g) hereto and file any applicable Tax Return (including IRS Forms 8308 and 8594, as applicable) in accordance with its allocation. All fees and expenses relating to the work, if any, to be performed by the Independent Accountant shall be borne equally by the Seller, on the one hand, and Purchaser, on the other hand. An allocation of the Purchase Price (and other relevant amounts), prepared by Buyer if not disputed by Seller pursuant to this Section 6.2(g), as adjusted pursuant to any agreement between Seller and Purchaser, or as determined by the Independent Accountant in accordance with this Section 6.2(g), shall be conclusive and binding on the Parties absent manifest error. The allocation of the Purchase Price (and other relevant amounts) shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price, any liabilities assumed, and any other amounts treated as consideration for U.S. federal income Tax purposes. The Parties agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns (including IRS Forms 8308 and 8594, as applicable) in accordance with this Section 6.2(g), and shall not take any position inconsistent with such allocation on any Tax Return or in any Tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or non-U.S. law). In the event that the Allocation is disputed by any Authority, the Party receiving notice of such dispute shall use commercially reasonable efforts to promptly notify the other Parties in writing of such notice and resolution of the dispute.

(h) Tax Sharing Agreements. All Tax Sharing Agreements, if any, to which the Company is a party shall terminate as of the Closing Date, so that after such time such entities will have no further rights or obligations thereunder or in respect thereof.

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(i) Controversies.

(i) Following the Closing, if a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to the Company (a “Tax Matter”) shall be received by any of the Seller, Purchaser, the Company or any of their Affiliates (a “Notified Party”) from the IRS or any other Authority with respect to Taxes for which another party may reasonably be expected to be liable pursuant to this Agreement, the Notified Party shall promptly notify such other party in writing of such Tax Matter.

(ii) Seller shall have the right to control any Tax Matter to the extent that the Tax Matter relates exclusively to a Pre-Closing Tax Period, and to employ counsel of their choice at their expense; provided, however, that (i) Seller shall keep Purchaser reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant Authority) and Purchaser shall have the right to review and comment on any correspondence from Seller to the Authority prior to submission of such correspondence to the Authority and otherwise to participate (at Purchaser’s own expense) in the conduct of such Tax Matter, and (ii) to the extent settlement or compromise of a Tax Matter is reasonably expected to increase the Tax liability or decrease a Tax attribute of Purchaser or one of its Affiliates (including the Company), or otherwise prejudice their legal position, Seller shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller does not assume the defense of any such Tax Matter, Purchaser may defend the Tax Matter in such manner as it may deem appropriate; provided, however, that Seller shall have the right to review and comment on any correspondence from the Purchaser to the Authority prior to submission of such correspondence to the Authority and otherwise to participate in any such Tax Matter (at Seller’s own expense). To the extent of any inconsistency between this Section 6.2(i) and Section 6.1 or Article VII, this Section 6.2(i) shall control.

(iii) Purchaser shall have the right to control any Tax Matter (other than as set forth in Section 6.2(i)(ii)) and to employ counsel of its choice; provided, however, that, to the extent Seller may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Matter, (i) Purchaser shall keep Seller reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant Authority) and Seller shall have the right to review and comment on any correspondence from the Purchaser to the Authority prior to submission of such correspondence to the Authority and otherwise to participate (at Seller’s own expense) in the conduct of such Tax Matter, and (ii) the Purchaser shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.3 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or any rules or requirements of any stock exchange or regulatory or

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other supervisory body or authority of competent jurisdiction, no Party to this Agreement shall make any public announcements in respect of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.4 Confidentiality.

(a) Seller acknowledges that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by Seller, that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain between the parties hereto, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 6.4(a). Accordingly, Seller hereby agrees with Purchaser that Seller will not, and that Seller will cause its Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company, including: (i) customer and supplier information, including lists of names and addresses of customers and suppliers of the Company and its Affiliates; (ii) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (iii) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company; (iv) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s IT Systems, Company Software and Company technology; (v) information identified as confidential and/or proprietary in internal documents of the Company and (vi) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.4(a) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Law so long as reasonable prior notice is given to Purchaser of such disclosure and a reasonable opportunity is afforded to Purchaser to contest the same or (B) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the transactions contemplated hereby. Seller agrees that Seller will be responsible for any breach or violation of the provisions of this Section 6.4(a) by any of Seller’s Representatives and Affiliates.

(b) Notwithstanding the foregoing, Seller and each of Seller’s Representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to Seller relating to such Tax treatment and Tax structure.

Section 6.5 Non-Competition; Nonsolicitation; Nondisparagement.

(a) Noncompetition. During the Restricted Period, Seller shall not, in the United States (the “Territory”) directly or indirectly, whether as an employee, associate, owner,

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partner, member, agent, director, officer, shareholder, consultant, representative or in any other capacity, for its own account or for the benefit of any Person, with or without compensation: (i) establish, own, manage, operate, finance or control, (ii) participate in the establishment, ownership, management, operation, financing or control of, (iii) render consulting or other services to, or (vi) be otherwise connected in any manner with any Person or business engaged in influencer marketing (the “Restricted Business”); provided, however, that nothing in this Section 6.5(a) shall prevent the Seller from owning not more than two percent (2%) of the outstanding securities of any corporation that is engaged in a business in competition with, or similar to, the Restricted Business having a class of securities listed on any national securities exchange or quoted on the Nasdaq National Market or Small Cap Market; provided that the Seller shall not have any other connection or relationship with such corporation.

(b) Nonsolicitation; Non-hire. During the Restricted Period, the Seller shall not, directly or indirectly, whether as an employee, associate, owner, partner, member, agent, director, officer, shareholder, consultant, representative or in any other capacity, for its own account or for the benefit of any Person, with or without compensation: (i) solicit, contact, take away or interfere with, or aid in the solicitation, diverting, taking away or interfering with, any Person who was (as of the Closing Date) or, during the Restricted Period, is a customer, distributor, vendor, or supplier of the Restricted Business or of the Purchaser (or any of the Purchaser’s affiliates) for the purpose of (x) selling goods or performing services in competition with the Restricted Business, (y) inducing any such customer, distributor, vendor, supplier or prospect to cancel, transfer or cease doing business in whole or in part with the Purchaser; (ii) solicit, contact, divert, encourage or induce, or aid in the solicitation, contacting, diverting or inducement of, any Person who is an employee, associate, consultant, agent or representative of the Purchaser to leave the employ of the Purchaser; or (iii) hire or retain any Person who was an employee of the Seller as of the Closing Date or is or was an employee of the Purchaser.

For purposes of Section 6.5(a) and 6.5(b) hereof, the term “Restricted Period” shall mean three (3) years after the Closing Date.

(c) Nondisparagement. Neither the Seller nor the Purchaser shall take any action that is intended, or would reasonably be expected, to harm or disparage the Business, the Purchaser, the Seller, or any of their respective Affiliates (or any of their respective shareholders, members, directors, officers, employees or agents) or to lead to unwanted or unfavorable publicity to the Purchaser, the Seller or their Affiliates.

Section 6.6 Further Assurances. At any time and from time to time after the Closing Date, at the reasonable request of Purchaser, as promptly as reasonably practicable, Seller shall (i) execute and deliver to Purchaser such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by Seller at the Closing, (ii) take such actions as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, and permit Purchaser to exercise all rights as a holder of the Membership Interests and otherwise to give full effect to the provisions of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Seller agrees to furnish any additional information reasonably requested by Purchaser or any of its Affiliates to ensure compliance with the Securities Laws in connection with the issuance of the Stock Consideration.

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Section 6.7 2022 Earn-Out. Purchaser shall not (i) take any action, or fail to take any action, the primary effect of which would reduce the amount of the 2022 Earn-Out payable by the Purchaser by more than 5% without adjusting the Earn-Out target accordingly nor (ii) allocate any corporate administrative expenses of the Purchaser to the Company when calculating 2022 EBITDA.

Section 6.8 Use of Intellectual Property. From and after the Closing, neither the Seller nor its Affiliates shall use, license or permit any third party to use any of the Owned Intellectual Property. On the Closing Date, Seller shall change the corporate name of Socialyte Technologies, Inc. with the Secretaries of State of any state where it is registered to do business.

Section 6.9 401(k) Plans. The Company shall (or shall cause the applicable plan sponsor to), at least one day prior to the Closing Date, (i) adopt written resolutions (or take other necessary and appropriate action(s)) to terminate any Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans on behalf of participants in the 401(k) Plans for all periods of service prior to the Closing Date, and (iii) 100% vest all participants under the 401(k) Plans.

Article VII.
Indemnification

Section 7.1 Survival Period.

(a) Subject to the other terms and conditions of this Article VII, each of the representations and warranties set forth in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section 7.2(a) or Section 7.3(a), as applicable) the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is two years after the Closing Date; provided, however, that the representations and warranties set forth in (i) Section 3.1, Section 3.2, Section 3.4, Section 4.1, Section 4.2, Section 4.4, Section 4.22, Section 5.1, Section 5.3, Section 5.4 and Section 5.5 shall survive (together with any right to assert a claim under Section 7.2(a)) (the representations and warranties specified in this clause (i) the “Fundamental Representations”) and (ii) Section 4.10, Section 4.12, Section 4.13, Section 4.14 and Section 4.18 shall each survive (together with any right to assert a claim under Section 7.2(a)) until 60 days after the expiration of the applicable statute of limitations.

(b) Each of the covenants and other agreements contained in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive (together with any right to assert a claim under Section 7.2(b) or Section 7.3(b), as applicable) the Closing and the consummation of the transactions contemplated hereby until the later of the expiration of (i) its term and (ii) the applicable statute of limitations.

(c) Notwithstanding anything to the contrary herein, (i) any Claim asserted pursuant to this Article VII by delivery of a Claim Notice prior to the expiration of the applicable

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survival period set forth in Section 7.1(a) or Section 7.1(b) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the Party delivering such Claim Notice has initiated any Legal Action or otherwise taken any further action in connection with the matters constituting the basis for such claim.

Section 7.2 Seller’s Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify, defend, save and hold each Purchaser Indemnitee harmless against and from, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation and warranty made by Seller contained in this Agreement, any other Transaction Document or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b) the breach by Seller of, or failure of Seller to comply with or fulfill, any of the covenants or obligations under this Agreement (including Seller’s obligations under this Article VII) or any other Transaction Document;

(c) claims by any current or former equityholders or directors against the Companies relating to causes of action accruing prior to closing (in each case other than unpaid employment-related compensation in the ordinary course of business and taken into account in determining the Final Working Capital);

(d) any Closing Indebtedness or Transaction Expenses not discharged on or prior to the Closing, to the extent such Transaction Expenses are not included in the computation of Final Working Capital;

(e) any Pre-Closing Taxes;

(f) any ERISA Affiliate Liability; and

(g) any matters set forth on Section 7.2(g) of the Disclosure Schedule.

Section 7.3 Purchaser’s Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Purchaser shall indemnify, defend, save and hold each Seller Indemnitee harmless against and from, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement, in any other Transaction Document or in any other certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and

(b) any breach by Purchaser of, or failure by Purchaser to comply with or fulfill, any of the covenants or obligations under this Agreement (including Purchaser’s obligations under this Article VII) or any other Transaction Document.

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Section 7.4 Limitation and Other Matters Relating to Indemnification.

(a) Seller shall not be liable for any indemnification obligations pursuant to Section 7.2(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.2(a) equals $50,000 (the “Seller Basket”), and once the Seller Basket is met, Seller shall be responsible for all Losses from the first dollar, including all Losses that comprised a portion of the Seller Basket, up to a maximum aggregate amount of Losses equal to $1,500,000 (the “Liability Cap”). Notwithstanding anything herein to the contrary, neither the Seller Basket nor the Liability Cap will apply (i) in the case of fraud, intentional misrepresentation or willful misconduct, (ii) with respect to Seller’s indemnification obligations pursuant to any other provision of Section 7.2 other than Section 7.2(a), (iii) with respect to any breach of or inaccuracy in the representations set forth in Section 4.12 or (iv) with respect to any breach of or inaccuracy in any Fundamental Representation.

(b) Purchaser shall not be liable for any indemnification obligations pursuant to Section 7.3(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.3(a) equals $50,000 (the “Purchaser Basket”), and once the Purchaser Basket is met, Purchaser shall be responsible for all Losses from the first dollar, including all Losses that comprised a portion of the Purchaser Basket, up to a maximum aggregate amount of Losses equal to the Liability Cap. Notwithstanding anything herein to the contrary, neither the Purchaser Basket nor the Liability Cap will apply (i) in the case of fraud, intentional misrepresentation or willful misconduct, or (ii) with respect to Purchaser’s indemnification obligations pursuant to any other provision of Section 7.3 other than Section 7.3(a) or (iii) with respect to any breach of or inaccuracy in any Fundamental Representation.

(c) For the purposes of determining whether there has been a breach of, or inaccuracy in, any representation or warranty for the purposes of Section 7.2(a) and for the purposes of calculating the amount of Losses related thereto, any qualification as to materiality, “Material Adverse Effect” or any other similar qualification or standard contained in Article III or Article IV of this Agreement or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement shall be disregarded (it being understood that the word “Material” in the defined term “Material Contracts” and the qualification as to “Material Adverse Effect” contained in Section 4.5(c) shall not be disregarded for any of such purposes).

(d) Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing, or (ii) waived any breach of representation or compliance with any covenant.

(e) Subject to the procedures and other limitations set forth in this Section 7.4, upon written notice to Seller specifying in reasonable detail the basis therefor, Purchaser may set off any amount to which it may be entitled from Seller under this Agreement against the 2022 Earn-Out, if any, or the amount due under the Promissory Note. The exercise of such right of setoff

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by Purchaser in good faith and in accordance with the provisions of this Article VII, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between Purchaser or any of its Affiliates and Seller or any of its Affiliates. Neither the exercise nor failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if Purchaser sets off an amount pursuant to this Section 7.4(e) and it is later finally mutually determined by the Parties or pursuant to Legal Action that such setoff amount was in excess of the amount which Seller owed to Purchaser hereunder, then Purchaser shall pay such excess amount to Seller within ten (10) business days of such determination, together with interest (at the rate of 5%) thereon from the date such payment should have made.

Section 7.5 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article VII shall be made in accordance with the procedures set forth in this Section 7.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article VII (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Action made or brought by any Person (other than a Purchaser Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Legal Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that (1) no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure and (2) the right to indemnification of an Indemnified Party in connection with any Third-Party Claim (x) shall not accrue until such Indemnified Party receives notice of the assertion or commencement of a Legal Action in connection with such Third-Party Claim and (y) shall not be deemed time-barred or otherwise unavailable until no less than 90 days after such Indemnified Party’s receipt of any such notice (and any statute of limitations or common law principal that limits or purports to limit the availability of such right to indemnification shall be deemed tolled, to the extent necessary, until such 90 day period has ended). The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of 30 Business Days before commencing any Legal Action in connection with such Claim.

(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the

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Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) that seeks any injunctive or other equitable relief against the Indemnified Party, (ii) that seeks monetary damages the amount of which would reasonably be expected to exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder, (iii) if the Indemnifying Party is Seller, has been brought by or on behalf of any customer or supplier of Purchaser or any of its Affiliates (which Affiliates shall include, after the Closing, the Company), (iv) for which the Indemnified Party has been advised by counsel that an actual conflict of interest exists that cannot be waived between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim, (v) that relates to or arises in connection with any criminal Legal Action or Taxes, (vi) that the Indemnifying Party does not diligently defend in good faith or (vii) which the Indemnifying Party has not acknowledged is subject to indemnification pursuant to this Article VII. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 7.5(b)) or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of Purchaser and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no such consent shall be required if such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation

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(including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.6 Time for Payment of Claims; Insurance; Treatment of Indemnification Payments. Except as otherwise set forth in this Article VII, any amount owing by any Person pursuant to this Article VII shall be paid within ten Business Days after determination of such amount. The amount which an Indemnifying Party is required to pay to an Indemnified Party pursuant to this Section 7 shall be reduced by any insurance proceeds actually received by the Indemnified Party that actually reduce the amount of the Loss (net of any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof, and costs incurred in seeking such collection of proceeds)); provided, that the Indemnified Party shall not be required to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, further, that the existence of a claim by an Indemnified Party for insurance or against a third party in respect of any Loss shall not delay any payment pursuant to the indemnification provisions contained in this Section 7 and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding the foregoing, if an Indemnifying Party pays an Indemnified Party an amount pursuant to this Section 7, which the Indemnified Party later actually recovers from insurance or another third party, the Indemnified Party shall promptly repay such amount to the Indemnifying Party, less the costs of recovery. All amounts paid by Purchaser or Seller pursuant to the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes to the extent permitted by Law.

Section 7.7 Indemnification Exclusive Remedy.

(a) Subject to Section 7.7(b), from and after the Closing, the Parties acknowledge and agree that this Article VII shall be the sole and exclusive remedy of the Indemnified Parties, including Purchaser and Seller, with respect to any claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Section 7.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 8.9.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII (including Section 7.4 and Section 7.7(a)) shall limit (i) the rights or remedies of any Person under this Agreement following the Closing Date based upon or in connection with fraud, intentional misrepresentation, willful breach, or gross negligence, (ii) any Party’s right to bring claims based on fraud, intentional misrepresentation or willful breach with respect to this Agreement at any time following the Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law), or (iii) any Party’s right to obtain specific performance, proportionate reduction of the purchase price or other injunctive relief with respect to any such breach or alleged breach of any such representation, warranty, covenant or agreement.

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Section 7.8 Seller Non-Distribution Covenant. Until the second anniversary of the Closing Date, without Purchaser’s prior written consent, the Seller agrees not to, and the Seller Parties shall cause the Seller to not, make any distributions, payments, transfers or other dispositions of cash or any other assets of Seller to any Seller Parties or their respective Affiliates which would result in the Seller having liquid assets valued at less than $1,500,000. Seller Parties agree that any breach of this covenant would be subject to the same indemnification provisions applicable to Seller as set forth in this Article VII, mutatis mutandis.

Article VIII.
Miscellaneous

Section 8.1 Fees, Expenses and Other Payments. All costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement, whether or not such transactions are consummated, incurred by the Parties shall be borne solely and entirely by the Party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement.

Section 8.2 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be sent to such other person(s), address(es), email address(es) or facsimile number(s) as the Party to receive any such notice or communication may have designated by written notice to the other Party. Such notice shall be deemed given: (a) when received if given in person; (b) on the date of transmission if sent by facsimile, electronic mail or other wire transmission (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service; and (e) if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service.

If to Purchaser:	Dolphin Entertainment, Inc. 150 Alhambra Circle Suite 1200 Coral Gables, FL 33134 Attention: William O’ Dowd Email: billodowd@dolphinentertainment.com
with a copy to (which shall not constitute notice to Purchaser):	K&L Gates LLP 200 S. Biscayne Blvd Suite 3900 Miami, FL 33131 Attention: Clayton Parker Email:Clayton.parker@klgates.com
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If to Seller or the Seller Parties:	NSL Ventures, LLC 535 S. Norton Avenue Los Angeles, CA 90020
with a copy to (which shall not constitute notice to Seller):	Rooney Law 300 Park Avenue NY, NY 10022 Attn: Allan J.P. Rooney, Esq.

Section 8.3 Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed, in the case of a waiver, by the Party against whom the waiver is to be effective, and, in the case of an amendment, modification, supplement or discharge, by Seller and Purchaser. No delay on the part of any Party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any other Transaction Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any other Transaction Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Transaction Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 8.4 Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the Parties, with respect to the subject matter hereof.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 8.5 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Purchaser may, without the prior written consent of Seller, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentences of this Section 8.5, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.6 Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant

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to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.7 Jurisdiction; Forum. The Parties agree that the appropriate and exclusive forum for any dispute between any of the Parties arising out of this Agreement shall be in any state or federal court in the Los Angeles County, California, and the Parties further agree that the Parties will not (and will not permit their respective Affiliates to) bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above-specified courts; provided, however, that the foregoing shall not limit the rights of a Party to obtain execution of judgment in any other jurisdiction. The Parties waive any defense of inconvenient forum to the maintenance of any dispute so brought in the above-specified courts. The Parties further agree, to the extent permitted by applicable Law, that final and non-appealable judgment in any dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties irrevocably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 8.2 or such other address as specified by a Party in accordance with Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 8.8 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 8.9 Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Action should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

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Section 8.10 No Third-Party Beneficiaries. Except to the extent provided in Article VII (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Purchaser Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

SOCIAL MIDCO, LLC

By:
Name:	William O’Dowd IV
Title:	Chief Executive Officer

PARENT:

DOLPHIN ENTERTAINMENT, INC.

By:
Name:	William O’Dowd IV
Title:	Chief Executive Officer

[Signature Page to Socialyte Membership Interest Purchase Agreement 1 of 2]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER:

NSL VENTURES, LLC

By:
Name:	Evan Luzzatto
Title:	Manager

For purposes of Section 7.8 and Article VIII:

NSL MEDIA, INC.

By:
Name:	Marc Luzzatto
Title:	Chairman

SAWYER MEDIA LLC

By:
Name:	Marc Luzzatto
Title:	Manager

[Signature Page to Socialyte Membership Interest Purchase Agreement 2 of 2]